Exhibit 99.3


                              Annual Certification



      Re: Morgan Stanley ABS Capital I Inc. Trust (the "Trust"), Mortgage Pass-Through Certificates, Series 2005-NC1, issued pursuant to the Pooling and Servicing Agreement, dated as February 1, 2005 (the "Pooling and Servicing Agreement"), by and among Morgan Stanley ABS Capital I Inc, as depositor (the "Depositor"), Deutsche Bank National Trust Company, as trustee (the "Trustee"), NC Capital Corporation, as responsible party (the Responsible Party"), and HomEq Servicing Corporation, as servicer (the"Servicer")

I, Arthur Q. Lyon, certify to the Depositor, the Trustee and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

      A review of the activities of the Servicer during the 2005 calendar year and the Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision, the Servicer has complied with the Pooling and Servicing Agreement in all material respects and, to the best of my knowledge, based on such review, the Servicer has materially fulfilled all of its obligations under the Pooling and Servicing Agreement throughout such calendar year.



Date: March 15, 2006

HomeEq Servicing Corporation

/s/ Arthur Q. Lyon
---------------------------
Arthur Q. Lyon
President